Exhibit 99.2

Press Release
March 1, 2007

6714 Pointe Inverness Way, Suite 200
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www.steeldynamics.com

Steel Dynamics Board Approves New Mesabi Nugget Initiative

FORT WAYNE, INDIANA, March 1, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced today that its Board of Directors has approved the company’s participation with Kobe Steel to construct and operate a $235-million iron-making facility in the Hoyt Lakes region of Minnesota. Proceeding with the project is contingent on successfully arranging financing of the project, including discussions regarding economic development assistance with the State of Minnesota, completion of a long-term supply agreement that would assure the supply of iron concentrate needed for iron-nugget production, securing certain land options, and other unresolved issues.

In November 2006, SDI announced that negotiations with four other partners in Mesabi Nugget, LLC, had broken down due to complexities involved in the multi-party arrangement. Kobe Steel and Steel Dynamics have now formed a new legal entity to develop the project.

The new arrangement calls for Steel Dynamics to hold a majority stake in the project and to be responsible for the construction and operation of the facility. Kobe will provide a technology license, engineering services, proprietary equipment and technical support to the project. The initial production module is designed to have an annual production capacity of 500,000 tonnes of iron nuggets and will utilize the ITmk3 nugget technology pioneered by Kobe Steel. Additional production modules may be built following successful operation of the first module.

Steel Dynamics anticipates that substantially all of the nugget output of the first module will be consumed in SDI’s mini-mills, providing the company with a constant supply of high-quality iron units. Melt tests using nuggets produced by a pilot plant have demonstrated that iron nuggets melt more efficiently in electric-arc furnaces than traditional pig iron.

Forward Looking Statements

This press release contains predictive statements about future events, including Steel Dynamics’ successfully concluding financing and other negotiations related to a new venture, investment and participation in the management of the new venture, and the planned start-up and operation of this new business, including successfully applying technology to produce the product in anticipated volumes. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Mark Millett, Vice President & General Manager, Flat Roll Division (260) 868-8000